Exhibit 99.1

Kiora Pharmaceuticals Reports Fourth-Quarter and Full-Year 2025 Results; Company Advances Retinal Disease Pipeline with Two Active Phase 2 Clinical Trials

Encinitas, California — March 25, 2026 — Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX) ("Kiora" or the "Company") today announced financial results for the fourth quarter and full year ended December 31, 2025, and provided a year-end business update on its pipeline of small molecules for the treatment of retinal diseases.

Key fourth-quarter, full-year 2025, and recent corporate highlights include:

•Advanced KIO-301 from regulatory clearance to patient dosing in ABACUS-2, a Phase 2 randomized, controlled clinical trial in patients with advanced retinitis pigmentosa.
•Strengthened the strategic global commercial network for KIO-301 through an option agreement with Senju Pharmaceutical Co. Ltd. covering key Asian markets with potential deal value of up to $110 million plus royalties, if exercised.
•Advanced KIO-104 from regulatory clearance to patient dosing in KLARITY, a Phase 2 dose-escalating trial evaluating the treatment of macular edema due to retinal inflammation.
•Ended 2025 with $17.1 million in cash, cash equivalents, and short-term investments, plus $3.5 million in receivables consisting of $1.5 million in collaboration receivables, $1.0 million in tax receivables, and $1.0 million in research credit and other receivables.
•Reported fourth-quarter and full-year 2025 net cash used in operating activities of $2.2 million and $10.0 million, respectively.
•Identified the potential for platform expansion of KIO-300 as an ion-channel modulator through a preclinical ex vivo proof of concept study in the treatment of epilepsy.
•Based on current operating plans, expects existing cash, cash equivalents, and short-term investments to fund operations into late 2027, beyond anticipated topline data readouts for ABACUS-2 and KLARITY.

“Our success in 2025 was defined by transitioning from trial preparation to trial execution for our two lead programs,” said Brian M. Strem, Ph.D., President and Chief Executive Officer of Kiora. “We started the year with approvals to begin KLARITY and ABACUS-2 and exited the year with both Phase 2 trials underway, actively recruiting and dosing patients. These milestones meaningfully advanced our goal of delivering new treatment options for patients with retinal diseases and position us for anticipated clinical data in the first half of 2027.

“For KIO-301, we completed validation of the functional vision endpoints to support later-stage development; activated multiple trial sites for the 36-patient ABACUS-2 ascending dose, randomized, controlled, clinical trial; and dosed the first cohort of patients. Further, we received approval following a planned safety review checkpoint to complete the remaining patients in the 50µg dose as well as clearance to then initiate the 100µg dose cohort. Based on the current enrollment rate and follow-up, the six-week dosing period, and the three-month follow-up, we anticipate an initial data readout in the third quarter of 2027. Combined with the Senju regional partnership and our collaboration with Laboratoires Théa, we believe we finished 2025 with considerable momentum across the business and support from strong development and commercial partners.

“The potential of KIO-300 as an ion-channel modulator platform extends beyond ophthalmic indications. As an example, last year our discovery team demonstrated preclinical ex vivo proof of concept in the treatment of epilepsy. The platform may also have broader relevance in other therapeutic spaces where ion-channel modulators may dampen excess excitatory effects in cells that contribute to unwanted disease-related signaling.

“For KIO-104, we initiated and began dosing patients in KLARITY and cleared the early planned safety review checkpoint. This Phase 2 trial is a two-stage study designed to evaluate multiple doses of KIO-104 in patients with macular edema due to retinal inflammation. Findings from the initial stage will inform the dose-expansion stage in one or more specific indications.”

Fourth-Quarter and Full-Year Financial Highlights

“With two Phase 2 trials now active, we enter the year with continued operational focus and financial discipline,” said Melissa Tosca, Chief Financial Officer of Kiora. “We ended 2025 with a strong cash position, support from our strategic collaboration partners, and a projected cash runway into late 2027. Importantly, we believe this runway extends beyond the anticipated initial data readouts from both ongoing clinical trials, positioning us to execute our near-term milestones and continue advancing our pipeline.”

Cash Position:

•Kiora ended the year with $17.1 million in cash, cash equivalents, and short-term investments. The Company also recorded $3.5 million in receivables, consisting of $1.5 million in collaboration receivables from Laboratoires Théa (“Théa”) for reimbursable R&D expenses, $1.0 million in tax receivables, and $1.0 million in research credit and other receivables.

Research and Development:

•R&D expenses for the fourth quarter of 2025 were $2.9 million before recognizing $1.8 million in reimbursable expenses from Théa, compared with $1.9 million before recognizing $0.7 million in reimbursable expenses from Théa in the fourth quarter of 2024.
•R&D expenses for 2025 were $10.8 million before recognizing $7.1 million in reimbursable expenses from Théa, compared with $7.8 million in 2024 before recognizing $2.9 million in reimbursed R&D expenses from Théa.
•The increases in R&D expense for the quarter and year were driven primarily by clinical trial activities for KIO-301 and KIO-104.

General and Administrative:

•G&A expenses were $1.5 million in the fourth quarter of 2025, compared with $1.3 million in the fourth quarter of 2024.
•G&A expenses were $5.8 million in 2025, compared with $5.5 million in 2024.
•The increases in G&A expense for the quarter and year were primarily related to personnel and associated activities.

Net Income (Loss):

•The Company reported a net loss of $6.5 million in the fourth quarter of 2025, compared with a net loss of $4.2 million in the fourth quarter of 2024.
•The Company reported a net loss of $10.8 million for 2025, compared with net income of $3.6 million in 2024.
•The increase in net loss for the quarter was driven primarily by a non-cash impairment charge related to KIO-104, resulting from changes in equity market-based valuation inputs. This charge does not reflect any change in development timelines, probability of technical success, or Kiora’s strategic focus on KIO-104. The year-over-year shift to a net loss was primarily due to the recognition of the $16.0 million upfront payment from Théa as collaboration revenue in 2024.

About Kiora Pharmaceuticals

Kiora Pharmaceuticals is a clinical-stage biotechnology company developing advanced therapies for retinal disease. We target critical pathways underlying retinal diseases using innovative small molecules to slow, stop, or restore vision loss. KIO-301 is being developed initially for the treatment of retinitis pigmentosa, with potential to expand into choroideremia and Stargardt disease. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-104 is being developed for the treatment of macular edema due to retinal inflammation. It is a next-generation, non-steroidal, immuno-modulatory, and small-molecule inhibitor of dihydroorotate dehydrogenase (DHODH).

In addition to news releases and SEC filings, we expect to post information on our website, www.kiorapharma.com, and social media accounts that could be relevant to investors. We encourage investors to follow us on X and LinkedIn as well as to visit our website and/or subscribe to email alerts.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, Kiora's ability to execute on development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-104 and KIO-301, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all, the sufficiency of existing cash and short-term investments on hand to fund operations for specific periods, the timeline of anticipated readouts, the potential for cash runway extension through partnership milestones, the potential to add trial centers, expand the geographic footprint of trials and/or accelerate enrollment, the potential for KIO-301 and KIO-104 to address multiple indications, and the possibility of future registration studies and global commercialization. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on March 25, 2026 or described in Kiora's other public filings, including on Form 10-Q filed with the SEC on November 7, 2025. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Contacts:

Investors
Investors@kiorapharma.com

Financial Tables Follow

KIORA PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2025	2024
ASSETS
Current Assets:
Cash and Cash Equivalents	$8,696,570	$3,792,322
Short-Term Investments	8,392,513	22,999,760
Prepaid Expenses and Other Current Assets	1,141,804	2,042,487
Collaboration Receivables	1,522,770	601,197
Tax and Other Receivables	1,793,459	270,246
Prepaid Collaboration Expenses	201,332	—
Total Current Assets	21,748,448	29,706,012
Non-Current Assets:
Property and Equipment, Net	91,672	5,232
Restricted Cash	4,566	4,057
Intangible Assets and In-Process R&D, Net	2,063,100	6,687,100
Operating Lease Assets with Right-of-Use	285,827	57,170
Other Assets	59,687	24,913
Total Assets	$24,253,300	$36,484,484
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$1,060,306	$415,590
Accrued Expenses	2,406,731	4,588,657
Accrued Collaboration Credit	—	981,111
Operating Lease Liabilities	164,461	23,355
Total Current Liabilities	3,631,498	6,008,713
Non-Current Liabilities:
Contingent Consideration	2,939,316	4,191,490
Deferred Tax Liability	102,152	490,690
Deferred Collaboration Revenue	1,250,000	—
Non-Current Operating Lease Liabilities	203,798	33,815
Total Non-Current Liabilities	4,495,266	4,715,995
Total Liabilities	8,126,764	10,724,708
Commitments and Contingencies (Note 12)
Stockholders’ Equity:
Preferred Stock, $0.01 Par Value: 10,000,000 shares authorized at December 31, 2025 and 2024; 3,750 designated Series A, 0 shares issued and outstanding at December 31, 2025 and 2024; 10,000 designated Series B, 0 shares issued and outstanding at December 31, 2025 and 2024; 10,000 shares designated Series C, 0 shares issued and outstanding at December 31, 2025 and 2024; 20,000 shares designated Series D, 7 shares issued and outstanding at December 31, 2025 and 2024; 1,280 shares designated Series E, 0 shares issued and outstanding at December 31, 2025 and 2024; 3,908 shares designated Series F, 420 shares issued and outstanding at December 31, 2025 and 2024
	4	4
Common Stock, $0.01 Par Value: 150,000,000 shares authorized at December 31, 2025 and 2024; 3,761,739 and 3,000,788 shares issued and outstanding at December 31, 2025 and 2024, respectively	275,289	267,679
Additional Paid-In Capital	170,314,656	169,156,374
Accumulated Deficit	(154,217,276)	(143,382,122)
Accumulated Other Comprehensive Loss	(246,137)	(282,159)
Total Stockholders’ Equity	16,126,536	25,759,776
Total Liabilities and Stockholders’ Equity	$24,253,300	$36,484,484

KIORA PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2025	2024
Revenue:
Collaboration Revenue	$—	$16,000,000
Grant Revenue	—	20,000
Total Revenue	—	16,020,000
Operating Expenses:
General and Administrative	5,745,087	5,542,324
Research and Development	10,780,397	7,842,207
Collaboration Credits	(7,066,237)	(2,945,350)
In-Process R&D Impairment	4,624,000	2,008,000
Change in Fair Value of Contingent Consideration	(1,252,174)	(937,469)
Total Operating Expenses	12,831,073	11,509,712
Operating (Loss) Income Before Other Income (Expense), Net	(12,831,073)	4,510,288
Other Income, Net:
Impairment of Intangible Assets	—	(104,167)
Loss on Disposal of Fixed Assets	—	(3,859)
Interest Income	894,002	1,252,849
Interest Expense	(19,960)	(21,446)
Other (Expense) Income, Net	(160,272)	26,073
Total Other Income, Net	713,770	1,149,450
(Loss) Income Before Income Tax Expense	(12,117,303)	5,659,738
Income Tax Benefit (Expense)	1,282,149	(2,065,005)
Net (Loss) Income	(10,835,154)	3,594,733
Net (Loss) Income Attributable to Common Shareholders	$(10,835,154)	$3,594,733
Net (Loss) Income per Common Share - Basic	$(2.60)	$0.93
Weighted Average Shares Outstanding - Basic	4,166,692	3,872,644
Net (Loss) Income per Common Share - Diluted	$(2.64)	$0.87
Weighted Average Shares Outstanding - Diluted	4,103,873	4,125,075

Other Comprehensive (Loss) Income:
Net (Loss) Income	$(10,835,154)	$3,594,733
Unrealized (Loss) Gain on Marketable Securities	(20,073)	29,719
Foreign Currency Translation Adjustments	56,096	(129,077)
Comprehensive (Loss) Income	$(10,799,131)	$3,495,375